Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 33-59161, 33-62897 and 333-59009) and in the Registration Statements on Form S-8 (Nos. 33-59783, 33-48770, 33-13292, 33-32504, 333-06977, 333-06989, 333-78429, 333-62382 and 333-88476) of Ryerson Tull, Inc. (the “Company”) of our report dated February 18, 2004, except for Note 18, for which the date is December 21, 2004, relating to the consolidated financial statements and financial statement schedule of the Company, which appears in this Current Report on Form 8-K.

/s/    PricewaterhouseCoopers LLP

Chicago, Illinois

December 22, 2004